AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

This AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 24th day of October, 2022 by and between MUFG Investor Services (US), LLC (“MUIS”) and each open-end registered investment company listed on Schedule A hereto (as amended from time to time).

WHEREAS, MUIS has been performing transfer agency services for series of the trusts listed on Schedule A of this Agreement (each individually referred to below as a “Series” and such trusts, acting on behalf of itself or such Series, as applicable, are referred to below as “Trusts”) as of the date hereof, as set forth in, and subject to the terms of, certain existing transfer agency agreements as amended, modified or supplemented to date (collectively the “Original Agreements”);

WHEREAS, each Trust desires that MUIS continue to perform transfer agency services for each Series as now in existence and listed on Schedule A or as hereafter may from time to time be created, as set forth in, and subject to the terms of, this Agreement;

WHEREAS, MUIS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, MUIS and each Trust wish to enter into this Agreement in order to set forth the terms under which MUIS will perform the transfer agency services set forth herein for each Trust effective upon the execution of this Agreement (the “Effective Time”) and to replace the applicable Original Agreement with this Agreement;

NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Services

(a)       Appointment.

Each Trust hereby appoints MUIS as Transfer Agent to the Trust, and MUIS accepts such appointment and agrees that, subject to this Agreement and at the direction and control of each Trust’s board, it will furnish the services set forth in Schedule B attached hereto and made part hereof.

(b)       Subcontracting.

MUIS, upon notice to the Trusts delivered in accordance with this Agreement, may subcontract with any entity or person concerning the provision transfer agency services, including any functions or components thereof, or duties or obligations expressly contemplated hereunder provided, however, that MUIS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor and provided further, that MUIS shall be responsible, to the extent provided herein, for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing or anything to the contrary in this Agreement, MUIS may subcontract with, hire, engage or otherwise outsource to any MUIS affiliate with respect to the performance of any one or more of the functions, services or obligations of MUIS under this Agreement (“Outsourcing”), it being understood that any such Outsourcing by MUIS shall not relieve MUIS of any of its obligations hereunder and MUIS shall be liable for the acts or omissions of any MUIS affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. MUIS may continue using any current subcontractors that were in use prior to the Effective Time without having to provide notice to the Trusts regarding the continued use of those subcontractors.

(c)       Compliance with the Trust’s Governing Documents and Applicable Law.

While performing the services and its other obligations hereunder, and subject to terms of this Agreement, MUIS will act in conformity with the Declaration, By-laws and registration statement of each Trust, other documentation provided by the Trust, and with Instructions (defined below). MUIS may refuse to perform any and/or all of the services if, in its reasonable discretion and upon the advice of counsel, to do so would constitute a criminal offense or regulatory violation in the United States or such other relevant jurisdiction. Each Trust shall use its commercially reasonable efforts to promptly provide, deliver or cause to be delivered from time to time to MUIS any documents which may be necessary or which MUIS may reasonably request as necessary for MUIS to perform its duties hereunder. MUIS shall not be deemed to have notice of any information (other than information supplied by MUIS) contained in such documents until they are actually provided by the Trusts to MUIS. Further, MUIS will conform to and comply with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and all other applicable federal or state laws and regulations, in each case, applicable to MUIS and the services provided hereunder that may be in effect from time to time in performing under this Agreement.

“Instructions” means (i) written communications actually received by MUIS by S.W.I.F.T., tested telex, letter, facsimile transmission, electronic mail or other method or system specified by MUIS as available for use in connection with the services hereunder, from a person believed in good faith to be authorized by a Trust, or (ii) oral instructions received by MUIS under permissible circumstances specified by MUIS, in its sole discretion, as being from a person believed in good faith to be authorized by a Trust.

2.	Compensation

Each Trust shall pay MUIS compensation for the services to be provided by MUIS under this Agreement in accordance with, and in the manner set forth in, such fee agreement mutually agreed upon by the parties from time to time.

As of the Effective Time, Schedule B sets forth and describes the services to be provided by MUIS pursuant to this Agreement. Any requests for additional or ad-hoc services will be subject to the mutual agreement of the parties and may result in additional fees, including fees charged at MUIS’s then current standard hourly rates for the set-up and provision of such services, and/or may result in additional out of pocket expenses.

3.	Reimbursement of Out of Pocket Expenses

(a)       In addition to paying MUIS the fees as may be mutually agreed in writing from time to time, each Trust agrees to reimburse MUIS for its reasonable out-of-pocket expenses (for which no mark-up for MUIS overhead expenses shall be included) in providing services hereunder, as set forth in that certain fee letter agreement entered into between MUIS and each Trust as the same may be amended, modified or supplemented from time to time.

4.	Term

For each Trust, this Agreement shall become effective upon the Effective Time and shall continue in effect until the last business day prior to the date that is December 30, 2025 (the “Initial Term”), unless earlier terminated in accordance with their terms. Unless a Trust or MUIS gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term, the Initial Term Shall be extended for a two-year renewal period ending on December 30, 2027 (the “Renewal Period”) unless earlier terminated in accordance with their terms. Unless a Trust or MUIS gives written notice to the other party not less than ninety (90) days prior to the expiration of the Renewal Period, the term of the Agreement shall continue for successive terms of one (1) year each (each, a “Renewal Term”) unless (x) earlier terminated in accordance with their terms or (y) a Trust or MUIS gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the applicable Renewal Term. For the avoidance of doubt, the continuation or termination of this Agreement with respect to any Trust shall be independent of the continuation or termination of the Agreement with respect to any other Trust.

Only upon the occurrence of any of the following events, and subject to the notice and cure periods (if applicable) set forth below, each Trust may terminate the Agreement without penalty upon written notice to MUIS:

(a)       a determination by a majority of the Trust’s trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act), after consultation with outside counsel, that continuation of the Agreement would be inconsistent with the fiduciary duties of its Board of Trustees (such fiduciary duty to be interpreted in accordance with the laws of the state in which the Trust is organized), provided that (i) the Trust shall provide notice prior to the effectiveness of such termination (which may be no earlier than ninety (90) days following delivery of written notice of termination by the Trust), which notice shall provide a description of the basis for such fiduciary termination, and (ii) commencing as promptly as practicable following the delivery of notice from the Trust, the parties will use good faith efforts to negotiate amendments to the Agreement to avoid such termination.

(b)       a material breach of the Agreement, provided that MUIS shall have sixty (60) days from delivery of written notice of breach to cure such material breach;

(c)        MUIS, or its direct or indirect parent, filing for bankruptcy, insolvency, dissolution or liquidation;

(d)      material regulatory non-compliance by MUIS that is reasonably likely to adversely affect the provision of services of the type provided by MUIS under the Agreement to the Trust,

or disqualification of MUIS from providing the services set forth under the Agreement to the Trust; or

(e)       a material diminution (other than as contractually agreed between the Trust and MUIS) in the quality of the services provided by MUIS relative to the quality of services provided by MUIS in the one (1) year prior to the Effective Time (taking into account regulatory developments and requests of the Trust), provided that MUIS shall have sixty (60) days from delivery of written notice to cure such material diminution.

Any notices delivered by a Trust to MUIS pursuant to clauses (a), (b), (d) or (e) of this Section 4 shall specify in reasonable detail the Trust’s grounds for termination, as applicable, and the Trust shall respond promptly to any questions from MUIS regarding such notice and the grounds for termination included therein.

Only upon the occurrence of any of the following events and subject to the notice and cure periods (if applicable) set forth below, MUIS may terminate with respect to any Trust the Agreement without penalty upon written notice to the Trust following a Trust’s material breach of the Agreement, provided that the Trust shall have sixty (60) days from delivery of written notice of breach to cure such material breach. Any notice delivered by MUIS to the Trust pursuant to this paragraph shall specify in reasonable detail MUIS’s grounds for termination, and MUIS shall respond promptly to any questions from the Trust regarding such notice and the grounds for termination included therein.

Notwithstanding anything in the Agreement to the contrary, in the event that a Trust terminates the Agreement in accordance with Sections 4(a), 4(b), 4(c), 4(d) or 4(e) and such termination is effective prior to the expiration of the then-current term, then the Trust shall pay to MUIS an amount equal to the fees incurred for services rendered under this Agreement prior to termination that remain unpaid, plus any outstanding out of pocket expenses payable in respect of such services, and shall owe no further amounts to MUIS (other than as agreed for Disengagement Services pursuant to Section 22 of this Agreement). The parties agree that any such payments are not a penalty.

5.	Records

MUIS shall keep and maintain on behalf of each Trust all books and records which the Trust and MUIS are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2(a)(1)-(2) under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any such books and records prepared or maintained by MUIS on behalf of a Trust shall be prepared and maintained at the expense of MUIS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times.

In case of any request or demand for the inspection of such records by another party, MUIS may, following prior notice to the Trust and subject to Section 10 of this Agreement, make such records available to such party if (i) disclosure is required by Law (as determined by MUIS following consultation with its counsel) or (ii) MUIS is directed to make a disclosure by the Trust.

MUIS shall promptly upon a Trust’s demand, turn over the Trust’s files, records and documents that have been created and maintained by MUIS pursuant to this Agreement; provided, that MUIS may retain copies of such materials for so long as is required in the performance of its services under this Agreement or otherwise required to be retained by applicable statute, rule, regulatory obligation or is beneficial to MUIS’s protection under this Agreement in the reasonable opinion of its counsel.

6.	Activities of MUIS

(a)       The services of MUIS rendered to each Trust hereunder are not to be deemed to be exclusive. MUIS is free to render such services or other services to others and to have other businesses and interests.

(b)       Each Trust acknowledges that MUIS does not provide public accounting or auditing services or advice and will not make any tax filings, or do any tax reporting on its behalf, other than those specifically agreed to hereunder. MUIS shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Trust, or distribution of shares of any Trust, or other services normally performed by the Trust’s respective counsel or independent auditors; and the services provided by MUIS do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(c)      Each Trust shall, and shall use its commercially reasonable efforts to cause its officers, advisors, sponsor, distributor, independent auditors and accountants, transfer agent and any other service providers to, cooperate with MUIS and to provide MUIS, upon request, with such information, documents and Instructions relating to the Trust as is within the possession or knowledge of such persons, and which in the reasonable opinion of MUIS, is necessary in order to enable MUIS to perform its duties hereunder. In connection with its duties hereunder, MUIS shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the timeliness, accuracy, validity, or propriety of any information, documents or advice provided to MUIS by any of the foregoing.

(d)      In connection with the provision of the services, the Trusts shall provide:

i.       the Trust’s current registration statement on Form N-1A, filed with the SEC and effective pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act, including any documents incorporated therein by reference and any amendment or supplement thereto; and

ii.       each Trust’s current plan of distribution and/or Shareholder Servicing Plan or Agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (or otherwise) (the “Plan”).

(e)      Except as otherwise provided in Section 3(a), MUIS shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third-party service providers engaged directly by the Trust, or by any affiliate of the Trust, nor shall MUIS have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the timeliness, accuracy, or completeness of any such services. In the event that any services performed by MUIS hereunder rely, in whole or in part, upon information obtained from a third-party service directly or indirectly utilized or subscribed to by MUIS, which MUIS in its reasonable judgment deems reliable, then MUIS shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy or completeness of such information.

(f)      The Trust shall be ultimately responsible for its compliance with the requirements of all applicable escheatment laws, including without limitation, the laws of any U.S. state or territory. MUIS’s duties with respect to escheatment are limited to those described in Schedule B, and MUIS has no duty to provide any escheatment services with respect to any shareholder who may be considered lost within the meaning of the Lost Shareholder Rule (as defined in Schedule B) and/or the laws of any applicable U.S. state or territory. MUIS is not obligated to perform such services for broker-controlled accounts, omnibus accounts, and similar accounts with respect to which MUIS does not receive or maintain information which would permit MUIS to determine whether the account owner is a “lost securityholder” as that term is defined in the Lost Shareholder Rule.

(g)     The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to “blue sky” compliance and state registration requirements, the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, and Applicable AML Laws (as defined in Section 20) and the policies and limitations of the Trust relating to its portfolio investments as set forth in its prospectus or statement of additional information. MUIS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

(h)      Each Trust shall use its commercially reasonable efforts to furnish MUIS with any and all instructions, explanations, information, specifications and documentation deemed necessary by MUIS and reasonably requested by MUIS in the performance of its duties hereunder.

(i)      MUIS is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. MUIS is solely responsible for processing such securities, as identified by a Trust, in accordance with U.S. tax laws and regulations. MUIS is not responsible for the identification of passive foreign investment companies, qualified interest income securities, or tax calculations for asset backed securities.

MUIS has adopted and implemented written policies and procedures reasonably designed to comply with Rule 38a-1 promulgated under the 1940 Act.

7.	Reports

MUIS shall furnish to each Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, insurance companies and others designated by each Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by MUIS, or as subsequently mutually agreed upon by the parties.

MUIS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of MUIS relating to the services provided by MUIS under this Agreement.

8.	Rights of Ownership

Each Trust acknowledges that all proprietary databases, computer programs, formulas, screen formats, report formats, documentation manuals and procedures employed or developed by or on behalf of or furnished by MUIS to such Trust in connection with MUIS’s performance of the services required to be provided by MUIS under this Agreement are the proprietary information of MUIS or other third parties and are copyrighted, trade secret, or other proprietary information of substantial value to MUIS or a third party (“MUIS Proprietary Information”). In no event shall MUIS Proprietary Information be deemed a Trust’s Confidential Information. All MUIS Proprietary Information is the property of MUIS. All records and other data except MUIS Proprietary Information are the exclusive property of the Trust and shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

Without limiting the foregoing, the Trust(s) shall not permit unauthorized access to any portion of MUIS Proprietary Information, and if any such unauthorized access occurs, the applicable Trust shall promptly inform MUIS. Each Trust acknowledges for itself and its users that certain information provided by MUIS is supplied to MUIS pursuant to third party provider licensing agreements with sources of data and information, other than data provided by the Trust, which is utilized or relied upon in connection with the provision of services, including information provided or made available by a third party who restricts the use of such information and seeks to protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. The services are provided to the Trusts as the ultimate user of a finished product for the Trust’s Internal Use (as defined below). In the event the services include any materials licensed by a Licensor (“Licensed Materials”), it is understood that no Trust is granted any rights or title in any such Licensed Materials contained in the services except to the extent explicitly granted by this Agreement. For purposes of this Agreement, “Internal Use” means use for the sole benefit of the Trust or its affiliates.

9.	Representations and Warranties

(a)

Each Trust represents and warrants that: (i) as of the close of business on the Effective Date of this Agreement, the Trust is registered under the 1940 Act as an open-end management investment company, (ii) its registration statement is currently effective, (iii) where information provided by the Trust or Series, the Trust or Series’ shareholders, or any entity or person acting on behalf of the foregoing, as applicable, includes Personal Information (as defined below), the Trust or Series acknowledges and agrees that it has obtained all consents and approvals, as required by applicable Laws that regulate the collection, processing use or disclosure of Personal Information, necessary to disclose such Personal Information to MUIS, and as required for MUIS to use and disclose such Personal Information in connection with the performance of its obligations under this Agreement, (iv) each Trust’s investment adviser is in good standing and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such registration, and (v) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)

Each Trust also represents and warrants that: (i) such Trust has adopted a written anti-money laundering program that is reasonably designed to achieve compliance with the Applicable AML Laws (as defined below), including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act that has been submitted to MUIS (the “AML Program”), (ii) the AML Program has been approved by the Trust’s Board of Trustees (hereafter referred to as the “Board”), (iii) the delegation of certain services thereunder to MUIS, as provided hereunder in Section 20, is permitted under the Trust’s AML Program and has been approved by the Board, and (iv) such Trust will submit any material amendments to the AML Program to MUIS for MUIS’s review and consent prior to adoption.

(c)

MUIS represents and warrants that: (i) it is in compliance with federal securities law requirements in all material respects with respect to its business and is in good standing as a registered transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement, (ii) the various procedures and systems which MUIS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of each Trust and MUIS’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (iii) this Agreement has been duly authorized by MUIS and, when executed and delivered by MUIS, will constitute a legal, valid and binding obligation of MUIS, enforceable against MUIS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, INTELLECTUAL PROPERTY, INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY MUIS ARE COMPLETELY DISCLAIMED.

10.	Confidentiality

MUIS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of each Trust, all books and records and other non-public information relative to each Trust and prior, present, or potential officers or shareholders of each Trust or Series (and clients of said shareholders), and not to use such records and information for any purpose other than in connection with performing or enforcing any obligations with respect to the Agreement, except that, in case of any request or demand for the inspection of such records by another party, MUIS may make such records available to such party if (i) disclosure is required by Law, (ii) MUIS is advised by counsel that it may incur liability for failure to make a disclosure and, if legally permissible, notifying the Trust and providing the Trust a reasonable opportunity to object to the party making such a request, (iii) MUIS is requested to divulge such information by duly-constituted authorities or court process or (iv) MUIS is requested to make a disclosure by the Trust. Records and other information which have become known to the public through no wrongful act of MUIS or any of its employees, agents or representatives, and information that was already in the possession of MUIS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph. MUIS agrees to protect the confidential and proprietary information of the Trust or Series using the same efforts, but in no case less than reasonable efforts, that is uses to protect its own proprietary and confidential information. Notwithstanding the foregoing, MUIS is a member of the Mitsubishi UFJ Financial Group, Inc. (“MUFG Group”). The MUFG Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, each Trust consents to the disclosure of and authorizes MUIS to disclose information regarding the Trusts to the MUFG Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information. In addition to, and without limiting the generality of the foregoing or any other provision herein, MUIS, in the course of providing certain services requested by a Trust as further described in Schedule B, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide MUIS with the ability to generate certain reports or provide certain functionality (“Vendor Eligible Services”). MUIS shall not be obligated to provide or perform any of the Vendor Eligible Services unless an agreement between MUIS and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, MUIS will disclose the identity of the Vendor and the status of the contractual relationship, and a Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

Each Trust agrees on behalf of itself and its trustees, officers, and employees to treat, and use commercially reasonable efforts to cause any entity or person acting on behalf of the Trust to treat, confidentially and as proprietary information of MUIS, all non-public information relative to MUIS, and not to use such information for any purpose other than in connection with the services provided under this Agreement, except that, in case of any request or demand for the inspection of such records by another party, the Trust may make such records available to such party if (i) disclosure is required by Law or (ii) the Trust is requested to make a disclosure by MUIS. Information which has become known to the public through no wrongful act of the Trusts or any of its employees, agents or representatives, and information that was already in the possession of the Trusts prior to receipt thereof from MUIS, shall not be subject to this paragraph. Each Trust agrees to protect the confidential and proprietary information of MUIS using the same efforts, but in no case less than reasonable efforts, that is uses to protect its own proprietary and confidential information.

Notwithstanding anything herein to the contrary, (i) each Trust shall be permitted to disclose the identity of MUIS as a service provider and such other information as may be required in each Trust’s registration or offering documents, including filing this Agreement, or otherwise required by Law and (ii) MUIS shall be permitted to include the name of each Trust (and any associated brand name) in lists of representative clients, in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes, or otherwise as required by Law; provided, however, that the Trusts’ and Guggenheim’s consent shall be obtained with respect to the description of the Trusts and the activities of MUIS on behalf of the Trusts in such materials.

11.	Privacy and Data Security

Any data, including all Personal Information related to the current, former or prospective shareholders, officers or trustees of each Trust, that MUIS receives, generates, collects or otherwise processes on behalf of a Trust pursuant to the services performed under the terms of this Agreement (collectively, “Trust Data”) will be used by MUIS solely in connection with performing or enforcing any obligations with respect to the Agreement. For purposes of this Agreement, “Personal Information” means, collectively, (i) information related to an identified or identifiable natural person, (ii) “personal information” as otherwise defined under applicable U.S. law, and (iii) nonpublic personal information, as defined under Title V of the Gramm-Leach-Bliley Act of 1999 and any applicable rules and regulations issued thereunder (“Nonpublic Personal Information” and “GLBA”).

In performing under this Agreement, MUIS will at all times comply with applicable privacy and data protection laws that relate to the processing of Personal Information. MUIS acknowledges that: (i) each Trust is subject to the consumer and customer privacy provisions of the GLBA; and (ii) each Trust is required by the GLBA to safeguard Personal Information, including from unauthorized disclosure to third parties. MUIS represents and warrants that it will: (i) process, use and disclose Personal Information only to the extent necessary to perform its services under this Agreement; and (ii) not disclose Nonpublic Personal Information to third parties without the applicable Trust’s prior written consent or unless otherwise in accordance with this Agreement or required by applicable Law.

MUIS acknowledges that the Trusts rely on MUIS to comply with the Identity Theft Red Flags Rule (17 CFR 248.201) (“Red Flags Rule”), if applicable, and to create and maintain “Covered Accounts”, as defined in the Red Flags Rule. MUIS: (i) will at all times have appropriate and industry standard measures in place to detect, prevent and mitigate identity theft in connection with and as required under the Red Flags Rule; (ii) will oversee the implementation and application of the Trusts’ identity theft prevention program; and (iii) makes a quarterly attestation to the Chief Compliance Officer of the Trusts regarding significant events involving identity theft and any response taken. Notwithstanding the foregoing, the Trust agrees it is ultimately responsible for complying with and determining the applicability to the Trusts of the Red Flags Rule and its requirements and for determining the extent to which the Red Flag Services described in Schedule B assist the Trust in complying with the Red Flags Rule, and for supplementing the Red Flag Services as it deems appropriate and that MUIS has given no advice and makes no representations with respect to such matters. This paragraph shall not be interpreted in any manner which imposes a duty on MUIS to act on behalf of a Trust or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly contemplated by this Agreement.

(a)      Information Security Program.

MUIS will maintain in effect at all times a comprehensive written data security program (an “Information Security Program”), including underlying policies, procedures and controls, that contains all commercially reasonable and appropriate administrative, technical and physical security measures designed to detect, prevent and mitigate the risk of identity theft and the destruction, loss, unauthorized access, disclosure, use and/or alteration of data (whether or not encrypted), including Trust Data, in MUIS’s possession or under MUIS’s control. MUIS will share a summary of the Information Security Program with the Trusts upon request. MUIS agrees that Trust Data shall be accessed, used, maintained, collected, modified, merged, shared or disclosed by MUIS only as is necessary for MUIS to perform its obligations or enforce it rights under this Agreement, and as otherwise required by the Trusts or applicable Law. As between MUIS and the Trusts, all Trust Data is and will be deemed to be and will remain the exclusive property of the Trusts. Except as the Trusts may otherwise direct or agree in writing, MUIS may not modify the Trust Data, or use it for any other purpose, commercial or otherwise, except that MUIS may aggregate and anonymize the Trust Data. The acts or omissions of MUIS’s employees, agents, representatives, contractors, subcontractors and affiliates (and such affiliates’ employees, agents, representatives, contractors, or subcontractors) will also be deemed the acts or omissions of MUIS. MUIS will perform the services hereunder and its other obligations under the Agreement in such a manner that MUIS and each Trust will be in compliance with applicable Law and will continuously maintain and update the Information Security Program to remain compliant with the standards set forth in this Agreement. MUIS will maintain, in addition to a written IT Security Policy, a System and Organization Controls (SOC) 1 certification and provide the updated SOC 1 report to the Trusts on an annual basis.

MUIS shall revise and update the Information Security Program to properly accommodate the scope and nature of the services provided hereunder. If an amendment to the Information Security Program is required by law, rule, regulation, order, judgment or decree applicable to MUIS (“Law”), MUIS will use commercially reasonable efforts to amend its Information Security Program as is required and comply with such amended Information Security Program as soon as possible but in no event later than the time period for compliance indicated in such Law. Under no circumstances will MUIS make any changes that materially weaken its Information Security Program or result in MUIS’s failure to meet any of the minimum standards described in this Section.

(b)      Data Protection Requirements.

MUIS agrees to implement industry standard measures reasonably designed to protect the integrity and confidentiality of Trust Data, including with respect to the following:

a.	Implement Strong Access Control Measures
•	Protect access code(s) and password(s) so that only key personnel know them.

•	Ensure that user IDs are not shared and that no peer-to-peer file sharing is enabled on those users’ profiles.
•	Implement password protected screensavers with a maximum fifteen (15) minute timeout to protect unattended workstations.
•	Implement physical security controls to prevent unauthorized entry to MUIS’s facility and access to systems containing Trust Data.
•	Cause personnel and others who receive Trust Data to strictly abide by these obligations.
•

Restrict access to Trust Data only to those individuals who have a need to know or otherwise access the Trust Data to enable MUIS to perform its obligations for the Trusts, or as otherwise permitted by the Trusts. No terminated employees are permitted access to any MUIS records containing Trust Data.

b.	Maintain a Vulnerability Management Program
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Keep operating system(s), firewalls, routers, servers, personal computers (laptop and desktop) and all other systems current with appropriate system patches and updates in accordance with MUIS’s procedures.

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Configure infrastructure such as firewalls, routers, personal computers, and similar components to industry standard security practices, including disabling unnecessary services or features, removing or changing default passwords, IDs and sample files/programs, and enabling the most secure configuration features to avoid unnecessary risks.

•	Implement and follow industry standard security practices for computer virus detection scanning services and procedures.

c.	Protect Data
•

Develop and follow procedures to ensure that data is protected throughout its entire information lifecycle (from creation, transformation, use, storage and secure destruction) regardless of the media used to store the data (e.g., tape, disk, paper, etc.)

•	All Trust Data that is deemed confidential under Section 10 of this Agreement is to be treated as such and must be secured to this requirement at a minimum.
•	Procedures for transmission, disclosure, storage, destruction and any other information modalities or media should address all aspects of the lifecycle of the information.
•	Encrypt all data and information when stored on any laptop computer and in the database using three-key triple DES or AES with 256-bit key encryption at a minimum.

d.	Maintain an Information Security Policy. MUIS has a written program instructing its employees on how to protect Trust Data and otherwise meet the specifications set forth herein.
•

MUIS has identified its Chief Information Security Officer to be in charge of its program, and shall ensure that this individual is available to the Trusts to respond to any questions and to work with the Trusts in the event of a breach of the security or confidentiality of Trust Data. MUIS regularly monitors this written program to ensure that it is operating in a manner reasonably calculated to prevent unauthorized access to or unauthorized use of Trust Data. Where necessary, MUIS will update its security policies as necessary to limit risks and will provide summaries to the Trusts upon request. Specifically, MUIS agrees to:

○

Establish processes and procedures for identifying internal and external risks, responding to security violations, unusual or suspicious events, and similar incidents, to limit damage or unauthorized access to Trust Data, and to permit identification and prosecution of violators, and, as necessary, improve the effectiveness of safeguards to limit such risks, including employee training, ensuring ongoing employee compliance with its written program, and the development of measures for detecting and preventing security system failures.

○

Implement appropriate measures to dispose of any Trust Data that will protect against unauthorized access or use of that information, including but not limited to securely wiping electronic media and physical destruction of information stored on paper.

e.	Build and Maintain a Secure Network
•	Protect Internet connections with dedicated, industry-recognized firewalls that are configured and managed using industry standard security practices.
•	Internal private internet protocol (IP) addresses must not be publicly accessible or natively routed to the Internet. Network address translation (NAT) technology should be used.
•	Any stand-alone computers that directly access the Internet must have a desktop firewall deployed that is installed and configured to block unnecessary/unused ports, services and network traffic.
•	Encrypt wireless access points with a minimum of Wi-Fi protected access (WPA) encryption security standard.
•	Disable end-user default passwords, SSIDs and IP addresses on wireless access points and restrict authentication on the configuration of the access point.

f.	Regularly Monitor and Test Networks
•

MUIS will use industry standard practices to protect its telecommunications systems and any computer system or network device(s) it uses to provide services hereunder to access provider systems and networks. These controls will be selected and implemented to reduce the risk of infiltration, hacking, access penetration or exposure to an unauthorized third party by:

○	protecting against intrusions of operating systems or software
○	securing the computer systems and network devices

(c)      Agents and Subcontractors.

MUIS may share Trust Data with permitted subcontractors to perform its obligations pursuant to this Agreement. Any such third party to which MUIS discloses Trust Data, other than upon the express Instructions of the Trust or any person or entity acting on behalf of the Trust, shall be subject to substantially similar industry standard information security provisions as imposed upon MUIS herein. MUIS shall ensure that such recipients of Trust Data have agreed to use the information only for the Trust’s business purposes, and in compliance with all applicable federal, state, and local Laws, as well as any Trust policies, and in compliance with the safeguard procedures outlined herein.

(d)      No Export

MUIS will not transmit, directly or indirectly, any Trust Data to any country outside of either the country of data collection (e.g., the United States when data is collected in the United States) when data is collected or the country of data storage as specified in the applicable agreement when data is stored, in each case (i) without the prior written consent of the Trusts and (ii) to the extent prohibited by applicable law; provided that, and notwithstanding the foregoing clause (i), by executing this Agreement the Trust consents to MUIS transmission, whether directly or indirectly, of Trust Data to its affiliates in Canada.

(e)      Cooperation, Audit and Inspection.

Upon prior notice and at an agreed upon time (which the parties shall use commercially reasonable efforts to schedule as soon as reasonably practicable following such notice), the Trusts (and their representatives) may conduct on-site audits of MUIS’s office once per calendar year and after the occurrence of a Security Event (defined below) (or more frequently as agreed by the parties) to ensure MUIS’s compliance with its obligations herein. MUIS shall otherwise reasonably cooperate with the Trusts in their efforts to monitor MUIS’s compliance. MUIS will provide the Trusts a summary of MUIS’s internal or independent audit report findings and reviews of MUIS’s data processing environment and internal controls, upon request. Upon request, MUIS will provide the Trusts with a summary of any security audit findings, which is to be performed no less than annually at the expense of MUIS. MUIS acknowledges and agrees that it will complete and respond to any reasonable cyber, information security or other questionnaires provided by a Trust within ninety (90) days of submission to MUIS, which questionnaires may include requests for information and records or assistance with applicable regulatory disclosures.

(f)      Breaches.

If MUIS discovers or is notified of a cyber-incident or any other event that results in: (i) unauthorized destruction, loss and/or access, disclosure, use and/or alteration of Trust Data or (ii) any attempt to gain unauthorized access to Trust Data or to destroy, remove, disclose, use and/or alter Trust Data hereunder maintained by MUIS (each such event, a “Security Event”), MUIS shall (i) notify the Trusts via email at InformationSecurity@GuggenheimPartners.com promptly upon (and in any event within five (5) days after) MUIS’s discovery of a Security Event; (ii) without undue delay, investigate the Security Event and provide periodic updates to the relevant Trusts with respect to MUIS’s investigation of the Security Event; (iii) cooperate with the relevant Trust to the extent the Trust decides to conduct an investigation of the Security Event, including but not limited to physical audits of MUIS’s office or operations affected by such breach, as may be required by the Trusts; (iv) provide reasonable cooperation to the impacted Trust to assist the Trust with complying with its applicable data privacy and data protection statutes and security breach notification laws; (v) provide the name and contact information of an employee or representative of MUIS who shall assist the Trusts with respect to its response to the Security Event; (vi) make available to the Trusts MUIS employees who have subject matter expertise and are involved in the provision of the affected services to the Trusts for assistance; and (vii) when appropriate, provide the Trusts with such assurances satisfactory to the Trusts that the Security Event will not recur as the Trusts may request; provided, however, that MUIS will not make any disclosure regarding any Security Event (including, but not limited to, any disclosure to a Trust shareholder or any other third party) without first notifying the relevant Trust in writing about the intent to make such disclosure and receiving the Trust’s written approval to make such disclosure, except to comply with applicable Law, if necessary. In addition, with respect to any Security Event, MUIS, at its sole cost and inclusive of any attorney’s fees, shall promptly: provide a written report to the impacted Trust that sets forth MUIS’s risk assessment, root cause analysis and corrective action plan related to said Security Event; implement the corrective action plan and use industry standard efforts to mitigate the effects of the Security Event as soon as practicable; and provide the Trust with periodic updates with respect to MUIS’s mitigation and corrective action efforts, as well as information regarding the extent to which any losses or damages stemming from such Security Event are covered under MUIS’s cyber-security or other insurance policies. MUIS will promptly cooperate with each of the Trusts and any of their respective regulators (at MUIS’ expense and inclusive of any attorney’s fees incurred by MUIS) to investigate or mitigate any Security Event.

(g)      Injunctive Relief.

Each party acknowledges and agrees that a threatened or actual breach of the obligations outlined herein will result in irreparable harm for which monetary damages may not provide a sufficient remedy, and that in addition to all other remedies, the other party or parties shall be entitled to obtain specific performance and injunctive relief, specifically to protect against the disclosure or improper use of Trust Data or MUIS Proprietary Information, as applicable, as a remedy for any such breach of these obligations by MUIS or the Trusts without posting security and without prejudice to such other rights as may be available herein or under applicable law. Further, MUIS’s or the Trusts’ failure to comply with any of the provisions of this Section 11 shall be deemed a material breach of the agreement in place between the parties, and subject to Section 4 of this Agreement, the other party or parties may terminate the agreement without liability to MUIS or the Trusts, as applicable, in accordance therewith.

Notwithstanding any other provision in this Agreement, the obligations set forth in this Section will survive termination of this Agreement.

12.    Standard of Care; Exculpation; Uncontrollable Events; Business Continuity Plan; Limitation of Liability

MUIS shall use reasonable professional diligence in the performance of its duties under this Agreement, but shall not be liable to the Trust, under any circumstance, for any costs, demands, charges, losses, expenses, damages, liabilities or claims (including reasonable attorneys’ fees and accountants’ fees) (collectively, “Losses”) resulting from or arising out of, or in connection with its obligations hereunder, except for those direct Losses to the extent arising from MUIS’s bad faith, fraud, willful misconduct, negligence or reckless disregard by it of its obligations and duties under this Agreement. The duties of MUIS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against MUIS hereunder. Without limiting the generality of the foregoing, or any other provision in this Agreement, MUIS shall have no liability for, and each Trust shall indemnify the MUIS Indemnitees (as defined below) against and save the MUIS Indemnitees harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

a)

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to MUIS by the Trust or any other any third party service provider to the Trust or by or on behalf of the Trust;

b)

Failure by MUIS to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a shareholder. In this context, any application or other document shall not be deemed actually received by MUIS unless and until the shareholder has received from MUIS a confirmation of receipt in writing in the form currently in use by MUIS for those types of confirmations;

c)	Any improper use by a Trust or its agents, distributor or investment advisor of any information or reporting supplied by MUIS pursuant to this Agreement;

d)

Refusal to process purchase, redemption, or transfer requests that are not completed in proper form, absent Instructions to the contrary, and the shareholder or would be shareholder will be notified of such action. MUIS is not liable for not processing any purchase, redemption, or transfer requests with respect to shares of the Trust after receipt by MUIS of notification of suspension of the determination of the net asset value of the Trust; or

e)

Action or inaction taken or omitted to be taken by MUIS pursuant to (i) the express Instructions of the Trust or (ii) instructions or directions from any shareholder or prospective shareholder, or such party’s agent or designee, in connection with the subscription, redemption or maintenance of their interest(s) in a Series, in each case in accordance with applicable MUIS policies and procedures and reasonably believed by MUIS to be genuine and to have been properly made, signed or authorized by the shareholder or prospective shareholder, or such party’s agent or designee.

MUIS shall maintain, all necessary office space, personnel, compensation, adequate and reliable computer and other equipment, and facilities for performing the services as MUIS shall, from time to time, determine to be necessary or appropriate to perform its obligations under this Agreement. MUIS shall also maintain in effect a business continuity plan, make reasonable provisions for emergency use of electronic data processing equipment customary in the industry and necessary personnel commitments. MUIS’ business continuity plan will at a minimum contain: (i) crisis management procedures for command and control during a disaster; (ii) emergency notification process; (iii) activation procedures including assignment of the authority to activate; (iv) recovery process; (v) procedures and accommodations for the recovery of systems, applications and networks; and (vi) identification of external service providers required for recovery, including but not limited to, disaster recovery service providers, and equipment maintenance. MUIS shall provide to the Trusts copies of business continuity and disaster recovery plans and an overview of MUIS’s business continuity management program, including annual business continuity and disaster recovery testing documentation with results and test dates, all of which is deemed to be MUIS Proprietary Information.

Notwithstanding the foregoing or any other provision of this Agreement, MUIS assumes no responsibility hereunder, and shall not be liable for any Losses caused by unforeseeable delays, failures, errors, interruption or loss of data, occurring directly or indirectly by reason of any event or circumstance, which are beyond MUIS’s reasonable control including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms of a nature substantially equivalent to hurricanes but not meeting other criteria necessary to receive an official hurricane name), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics or pandemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; building or area evacuations; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of MUIS for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing. In the event of any of the foregoing, MUIS shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances. If any suspension of services pursuant to this Section 12 continues for a period longer than sixty (60) days, the Trusts shall have the right to terminate such service (or group of services if such service could only be terminated together with such other services) without regard to any notice or cure requirements set forth herein. The Trusts shall not be required to pay for those services that are not performed due to excused performance pursuant to this Section 12.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Trusts (including the Trust Indemnitees (defined below) or MUIS (including the MUIS Indemnitees) be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

As to the services to be provided hereunder, MUIS may rely conclusively upon the terms of (i) the Prospectuses and Statement of Additional Information relating to the relevant Trust or Series as of their respective dates and any other offering materials, shareholder reports or other materials provided by the Trust or Series to MUIS in writing, (ii) the minutes of meetings of the applicable Board of Trustees (if applicable), and (iii) any Instructions, or certified copy of any resolution of the applicable Board of Trustees, and MUIS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by MUIS to have been validly executed by the Trust or Series.

13.	Indemnification

Each Trust (on behalf of itself and the applicable Series) agrees to indemnify, defend, and hold harmless MUIS, its employees, directors, managers, officers and subcontractors (collectively, “MUIS Indemnitees”) from and against any and all Losses, actions and suits, and from and against any and all judgments, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to any MUIS Indemnitees’ actions or omissions with respect to such Trust under this Agreement, provided that this indemnification shall not apply to actions or omissions of any MUIS Indemnitees in cases of any of their own bad faith, fraud, willful misconduct, negligence or reckless disregard by the forgoing of their obligations and duties.

MUIS shall indemnify, defend, and hold harmless each Trust (or Series, as applicable), its employees, trustees and officers (collectively, the “Trust Indemnitees”) from and against any and all third party claims, demands, actions and suits, and from and against any and all Losses, actions and suits, and from and against any and all judgments, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the MUIS Indemnitee’s bad faith, fraud, willful misconduct, negligence or reckless disregard of their obligations and duties under this Agreement; provided, however, that MUIS will not indemnify, defend, or hold harmless the forgoing for any and all Losses, actions and suits, and from and against any and all judgments, reasonable counsel fees and other expenses, to the extent that they arise from or relate to the Trust Indemnitees’ bad faith, fraud, willful misconduct, negligence, or reckless disregard by the Trust Indemnitees of their obligations and duties.

The trustees of the Trusts and the shareholders of the Trusts shall not be liable for any obligations of any Trust under this Agreement, and MUIS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trusts (or Series, as applicable) in settlement of such right or claim, and not to such trustees or shareholders.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. This Section 13 and the indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

14.	Insurance

MUIS will maintain (i) a fidelity bond covering larceny and embezzlement, (ii) an insurance policy with respect to its and directors and officers errors and omissions coverage, and (iii) a dedicated cyber liability insurance policy, in each case, with respect to (i) through (iii), in amounts that are appropriate in light of MUIS’s duties and responsibilities hereunder. Upon the request of the Trust, MUIS will provide evidence that coverage is in place.

MUIS shall notify the Trusts should MUIS’s insurance coverage with respect to professional liability, errors and omissions coverage, or cyber liability coverage be canceled. Such notification shall include the date of cancellation and the reasons therefor. MUIS shall notify the Trusts of any material claims against MUIS with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trusts should the total outstanding claims made by MUIS under MUIS’s insurance coverage materially impair, or threaten to materially impair, the adequacy of MUIS’s coverage.

15.	Notices

Other than routine communications in the ordinary course of providing or receiving the services, all notices or other communications required to be given pursuant to this Agreement shall be in writing, including by Electronic Transmission, and shall be deemed given when (i) delivered in person, by overnight delivery through a commercial courier service, or by registered or certified mail or (ii) delivered by electronic mail directed to the electronic mail address set out in this Section 15. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to the Trust:

227 W Monroe St, 7th Floor

Chicago, Illinois 60606

Attn: President and Chief Financial Officer

            Legal Department

Email:     brian.binder@guggenheimpartners.com;

james.howley@guggenheimpartners.com;

amy.lee@guggenheimpartners.com;

mark.mathiasen@guggenheimpartners.com

If to MUIS:

805 King Farm Boulevard, Suite 600

Rockville, MD 20850

Attn: President

Email: mscalzi@mufg-is.com

Copy to:             805 King Farm Boulevard, Suite 600

Rockville, MD 20850

Attn: Joe Arruda

Email: jarruda@mufg-is.com

    Email: nylegal@mufg-is.com

The Trusts and MUIS may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

For purposes of this Agreement, “Electronic Transmission” shall refer to any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

16.	Assignment

The Agreement may not be assigned by either party without the prior written consent of the other party; provided that MUIS may, upon written notice to the Trust, assign this Agreement to any direct or indirect wholly-owned subsidiaries of the MUFG Group, so long as such assignment would not reasonably be expected to adversely impact the quality of the services provided to the Trusts or relieve MUIS of its obligations unless performed by such assignee. Any assignment in contradiction of this provision is null and void.

17.	Governing Law; WAIVER OF JURY TRIAL

The construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to the laws that might otherwise govern under principles of conflicts of law applicable hereto. To the extent that the applicable laws of the State of New York, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Any dispute between the parties that arises from this Agreement shall be brought in the United States District Court for the Southern District of New York, unless that court does not have jurisdiction, then in a court of competent jurisdiction in the State of New York located in Manhattan. Each party (i) consents to personal jurisdiction in any such action (but no other action) in such court; (ii) consents to service of process by registered mail upon such party or such party’s agent; and (iii) waives any objection to venue and any claim that New York or the venue is an inconvenient forum. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.	Amendment

No amendment to this Agreement is valid unless made in writing and executed by the parties.

In the event that any open-end investment company other than those listed on Schedule A as of the Effective Time desires to appoint MUIS to perform services pursuant to this Agreement, such company may request that it and MUIS execute a letter of adherence agreement for that company to be added as a Trust or Series to the Agreement. Upon execution thereof, Schedule A hereto will be deemed updated and such company will become a Trust or Series hereunder and be bound by all terms, conditions, and provisions hereof for the remainder of the term of this Agreement as of the date thereof.

19.	Bank Accounts

The Trusts hereby grant MUIS such power and authority as may be necessary to establish one or more bank accounts for the Trusts with such bank or banks as are selected or approved by the Trusts, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trusts shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require MUIS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trusts shall provide such bank or banks with all instructions and authorizations necessary for MUIS to effect such disbursements.

20.	Compliance with AML Laws

Each Trust acknowledges that it is a financial institution subject to the Bank Secrecy Act, as amended by the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to MUIS, as provided in the next paragraph below.

Each Trust hereby delegates to MUIS the performance, on behalf of such Trust, of the anti-money laundering services set forth in Schedule B as concerns the shareholder accounts maintained by MUIS pursuant to this Agreement. MUIS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, MUIS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.

The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, each Trust also acknowledges that the performance of the anti-money laundering services enumerated in Schedule B involves the exercise of discretion which in some circumstances may result in consequences to such Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, MUIS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with such Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) each Trust instructs MUIS that it may avail such Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

21.	Miscellaneous

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)

This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements, including, without limitation, the Original Agreements bearing upon the subject matter covered herein.

(c)

A reference to a Trust or Series will be deemed a reference solely to the particular Trust or Series (as applicable). Under no circumstances shall the rights, obligations or remedies with respect to a particular Trust or Series constitute a right, obligation or remedy applicable to any other Trust or Series. In particular, and without otherwise limiting the scope of this paragraph, MUIS shall not have any right to set off claims of a Trust or Series by applying the property of any other Trust or Series.

23.	Deconversion

On the termination of this Agreement, MUIS shall provide to the affected Trusts the services, if any, that the applicable Trust requests in writing to be provided to such Trust after the effectiveness of such termination for a time period requested by the Trust not to exceed 180 days or such other period as MUIS and the Trust may mutually agree upon (“Disengagement Period”), subject to all of the terms and conditions of this Agreement, including terms related to charges and fees for such services. MUIS shall reasonably cooperate with the Trust to provide transition assistance and act in good faith to allow an orderly transition of services and to minimize disruption to the Trusts and to their ongoing business during the Disengagement Period. All services, reasonable cooperation, transition assistance, and other support under this Section 22 shall be the “Disengagement Services”.

24.	Third-Party Beneficiaries

Without limiting any other provision herein to the contrary, there are no third-party beneficiaries to this Agreement other than each of the MUIS Indemnitees and Trust Indemnitees and except as expressly provided for herein. No other entity or person, including but not limited to any shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

25.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.	Waiver

The failure of any party to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that or any other term of this Agreement. The parties may agree to waive all or a portion of any provision in this Agreement, including any notice period, by a writing signed by the waiving party.

27.	Survival

Any and all provision of this Agreement which by their nature or effect are required or intended to be observed, kept, or performed after the expiration or termination of this Agreement will survive the expiration or termination of this Agreement and remain binding including Section 4 (Term), but only with respect to the final paragraph covering fees and expenses owed to MUIS in the event of termination; Section 8 (Rights of Ownership); Section 10 (Confidentiality); the first paragraph of Section 11 (Privacy and Data Security); Section 12 (Standard of Care; Exculpation, Uncontrollable Events; Business Continuity Plan; Limitation of Liability), but excluding the second paragraph; Section 13 (Indemnification); Section 15 (Notices); Section 17 (Governing Law; Waiver of Jury Trial); Section 21 (Miscellaneous); Section 22 (Deconversion); Section 23 (Third-Party Beneficiaries); Section 24 (Severability); Section 25 (Waiver); and Section 26 (Survival).

28.	Execution

This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

*         *         *         *         *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

MUFG Investor Services (US), LLC

By:	/s/ James Fisher
Name:	James Fisher
Title: Managing Director, Chief Executive Officer

Guggenheim Funds Trust
Guggenheim Strategy Funds Trust
Guggenheim Variable Funds Trust
Rydex Dynamic Funds
Rydex Series Funds
Rydex Variable Trust
Transparent Value Trust

By:	/s/ Brian E. Binder
Name:	Brian E. Binder
Title:	President and Chief Executive Officer

SCHEDULE A

OPEN-END TRUSTS PARTY TO THIS AGREEMENT AND SERIES OF EACH SUCH TRUST

I.	GUGGENHEIM FUNDS

Guggenheim Funds Category I:

Guggenheim Funds Trust
Fund Name (Series)
Guggenheim Alpha Opportunity Fund
Guggenheim Capital Stewardship Fund
Guggenheim Diversified Income Fund
Guggenheim Floating Rate Strategies Fund
Guggenheim High Yield Fund
Guggenheim Core Bond Fund (formerly Guggenheim Investment Grade Bond Fund)
Guggenheim Large Cap Value Fund
Guggenheim Limited Duration Fund
Guggenheim Macro Opportunities Fund
Guggenheim Market Neutral Real Estate Fund
Guggenheim Municipal Income Fund
Guggenheim Risk Managed Real Estate Fund
Guggenheim Small Cap Value Fund
Guggenheim SMid Cap Value Fund
Guggenheim StylePlus—Large Core Fund
Guggenheim StylePlus—Mid Growth Fund
Guggenheim Total Return Bond Fund
Guggenheim World Equity Income Fund

Guggenheim Variable Funds Trust
Fund Name (Series)
Series A (StylePlus – Large Core Series)
Series B (Large Cap Value Series)
Series D (World Equity Income Series)
Series E (Total Return Bond Series)
Series F (Floating Rate Strategies Series)
Series J (StylePlus – Mid Growth Series)
Series N (Managed Asset Allocation Series)
Series O (All Cap Value Series)
Series P (High Yield Series)
Series Q (Small Cap Value Series)
Series V (SMid Cap Value Series)
Series X (StylePlus – Small Growth Series)

Sch. A-1

Guggenheim Variable Funds Trust
Fund Name (Series)
Series Y (StylePlus – Large Growth Series)
Series Z (Alpha Opportunity Series)

Transparent Value Trust
Fund Name (Series)
Guggenheim RBP® Large-Cap Defensive Fund
Guggenheim RBP® Dividend Fund
Guggenheim RBP® Large-Cap Market Fund
Guggenheim RBP® Large-Cap Value Fund
Guggenheim Directional Allocation Fund

Guggenheim Funds Category II:

Guggenheim Funds Trust
Fund Name (Series)
Guggenheim Ultra Short Duration Fund

Guggenheim Funds Category III:

Guggenheim Strategy Funds Trust
Fund Name (Series)
Guggenheim Strategy Fund II
Guggenheim Strategy Fund III
Guggenheim Variable Insurance Strategy Fund IIII

II.	RYDEX FUNDS

Rydex Funds Category I: Rydex Series Funds Priced Once/Day

Rydex Series Funds
Fund Name (Series)
Europe 1.25x Strategy Fund
Russell 2000® 1.5x Strategy Fund
Mid-Cap 1.5x Strategy Fund
Inverse Government Long Bond Strategy Fund
Nova Fund
Precious Metals Fund
Inverse S&P 500 Strategy Fund
NASDAQ-100 Fund
Inverse NASDAQ-100 Strategy Fund

Sch. A-2

Energy Fund
Financial Services Fund
Health Care Fund
Technology Fund
Basic Materials Fund
Consumer Products Fund
Leisure Fund
Retailing Fund
Telecommunications Fund
Transportation Fund
Energy Services Fund
Banking Fund
Biotechnology Fund
Electronics Fund
Internet Fund
Utilities Fund
Real Estate Fund
Inverse Russell 2000® Strategy Fund
S&P SmallCap 600 Pure Value Fund
S&P SmallCap 600 Pure Growth Fund
S&P MidCap 400 Pure Value Fund
S&P MidCap 400 Pure Growth Fund
Inverse Mid-Cap Strategy Fund
S&P 500 Pure Value Fund
S&P 500 Pure Growth Fund
Weakening Dollar 2x Strategy Fund
Strengthening Dollar 2x Strategy Fund
Commodities Strategy Fund
High Yield Strategy Fund
Inverse High Yield Strategy Fund
Japan 2x Strategy Fund
Monthly Rebalance NASDAQ-100 2x Strategy Fund
Dow Jones Industrial Average Fund

Rydex Funds Category II: Rydex Series Funds and Rydex Dynamic Funds Priced Twice/Day

Rydex Series Funds
Fund Name (Series)
S&P 500 Fund

Sch. A-3

Russell 2000® Fund
Emerging Markets 2x Strategy Fund
Inverse Emerging Markets 2x Strategy Fund
Emerging Markets Bond Strategy Fund

Rydex Dynamic Funds
Fund Name (Series)
S&P 500 2x Strategy Fund
Inverse S&P 500 2x Strategy Fund
NASDAQ-100 2x Strategy Fund
Inverse NASDAQ-100 2x Strategy Fund
Dow 2x Strategy Fund
Inverse Dow 2x Strategy Fund
Russell 2000® 2x Strategy Fund
Inverse Russell 2000® 2x Strategy Fund

Rydex Funds Category III: Rydex Alternative Funds

Rydex Series Funds
Fund Name (Series)
Guggenheim Long Short Equity Fund
Guggenheim Managed Futures Strategy Fund
Guggenheim Multi-Hedge Strategies Fund

Rydex Funds Category IV: Rydex Series Funds Fixed Income

Rydex Series Funds
Fund Name (Series)
U.S. Government Money Market Fund
Government Long Bond 1.2x Strategy Fund

Rydex Funds Category V: VA Alternative Funds

Rydex Variable Trust
Fund Name (Series)
VA Long Short Equity Fund
VA Global Managed Futures Strategy Fund
VA Multi-Hedge Strategies Fund

Rydex Funds Category VI: VA Fixed Income Funds

Sch. A-4

Rydex Variable Trust
Fund Name (Series)
VA U.S. Government Money Market Fund
VA Government Long Bond 1.2x Strategy Fund

Rydex Funds Category VII: Other VA Funds

Rydex Variable Trust
Fund Name (Series)
VA Europe 1.25x Strategy Fund
VA Japan 2x Strategy Fund
VA Russell 2000® 1.5x Strategy Fund
VA Mid-Cap 1.5x Strategy Fund
VA Inverse Government Long Bond Strategy Fund
VA Nova Fund
VA Precious Metals Fund
VA Inverse S&P 500 Strategy Fund
VA NASDAQ-100 Fund
VA Inverse NASDAQ-100 Strategy Fund
VA S&P 500 2x Strategy Fund
VA NASDAQ-100 2x Strategy Fund
VA Energy Fund
VA Financial Services Fund
VA Health Care Fund
VA Technology Fund
VA Basic Materials Fund
VA Consumer Products Fund
VA Leisure Fund
VA Retailing Fund
VA Telecommunications Fund
VA Transportation Fund
VA Energy Services Fund
VA Banking Fund
VA Biotechnology Fund
VA Electronics Fund
VA Internet Fund
VA Utilities Fund
VA Real Estate Fund
VA Dow 2x Strategy Fund

Sch. A-5

VA Inverse Dow 2x Strategy Fund
VA Inverse Russell 2000® Strategy Fund
VA S&P SmallCap 600 Pure Value Fund
VA S&P SmallCap 600 Pure Growth Fund
VA S&P MidCap 400 Pure Value Fund
VA S&P MidCap 400 Pure Growth Fund
VA Inverse Mid-Cap Strategy Fund
VA S&P 500 Pure Value Fund
VA S&P 500 Pure Growth Fund
VA Weakening Dollar 2x Strategy Fund
VA Strengthening Dollar 2x Strategy Fund
VA Commodities Strategy Fund
VA Russell 2000® 2x Strategy Fund
VA High Yield Strategy Fund

Sch. A-6

SCHEDULE B

Transfer Agency Services

1.	Shareholder Transactions

(a)       Process shareholder purchase and redemption orders.

(b)    Set up new accounts and account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)        Process transfers and exchanges.

(d)      Process dividend payments based on the shareholder election, including the purchase of new shares through dividend reinvestment or via cash distribution (in accordance with the prospectus).

(e)        Process registered investment advisor fees from shareholder accounts, as indicated by shareholders.

(f)      Process draft check requests, approving or rejecting draft checks as necessary via the website of the custodian bank(s). (This service will be discontinued as of January 1, 2023).

2.	Shareholder Information Services

(a)    Prepare files related to and support the postal delivery or e-delivery (as selected by the direct shareholder) of annual prospectuses and annual/semiannual reports for direct shareholders, including by providing shareholder lists to the Trust.

(b)    Prepare files related to and support the postal delivery or e-delivery (as selected by the direct shareholder) of daily transactions, monthly statements (e-delivery only), and quarterly/annual statements; and provide duplicate 2nd and 3rd party copies of such documents, as requested by the shareholder.

(c)     Produce detailed history of transactions through duplicate or special order statements or account information upon request via secure electronic transmission or through standard industry services such as DST FANMail and MUIS’s proprietary Advisor Downloads site, or any such successor site.

(d)	Prepare 1099 DIV, 1099 B, 1099R, 1042S, 5498, 1099Q, 5498ESA tax reports, and send to shareholders and transmit to the IRS.

(e)	Prepare 8288 and 8288A tax reports for the Foreign Investment in Real Property Tax Act of 1980, and send to shareholders and transmit to the IRS.

(f)        Perform annual withholding reconciliations for forms 1042 and 945 and submit such forms to the IRS.

(g)        Perform Foreign Account Tax Compliance Act (FATCA) withholding, as required.

Sch. B-1

(h)

Make transaction confirmation statements, account statements and tax forms available to be viewed and downloaded electronically for no shorter than 7 years, unless a longer period is required by applicable law.

(i)	Reconcile all checks processed in the TA system against checks received and deposit checks into the Series accounts with the custodian bank.

(j)	Deliver shareholder wire and ACH subscription and redemption payments to the custodian bank for processing.

(k)	Perform daily cash reconciliations of all shareholder transactions processed within the TA system.

(l)

Assist the Trust’s marketing team in connection with the production of any changes to existing forms and applications and new form/application requests, including procedure or process updates, new account types, updates of the IRA custodial and retirement plan agreements, and any style, formatting or other cosmetic improvements.

3.	Fund Reporting

(a)      Prepare 5% shareholder holdings information for each share class.

(b)      Prepare direct v. indirect shareholders information.

(c)    For Guggenheim Capital Stewardship Fund only: Calculate ownership percentage for a list of pre-defined shareholders as supplied by the Series; perform daily monitoring of the ownership percentages of said shareholders in the Series; report to the Series when the ownership percentages of said shareholders exceed threshold amounts supplied by the Series; and provide related monthly reporting to the Series regarding the same.

4.      Dealer/Load/NSCC Processing (if applicable and subject to the rules and procedures of the DTCC/NSCC)

(a)      Maintain sales load tables.

(b)      Maintain rights of accumulation and purchases made under a Letter of Intent in shareholder accounts, where applicable.

(c)      Account for separation of shareholder investments from transaction sale charges for purchase of Series shares.

(d)      Calculate fees due under 12b-1 plans, as applicable, for distribution and marketing expenses.

(e)    Process 12b-1 and commission payments via NSCC, check and wire, for direct and intermediary accounts. Provide reporting to support commission and 12b-1 payments.

Sch. B-2

(f)      Receive and process new account, transaction, and transfer files from the NSCC.

(g)      Send dividend and distribution files to the NSCC.

(h)      Send daily net asset value files to the NSCC.

(i)      Maintain Series information through Profile II, as instructed.

(j)      Provide cash flow reports by Series to the Series/Series’ investment management team on a daily basis (Guggenheim Funds only).

5.	Shareholder Account Maintenance

(a)      Retain records pertaining to the verification of direct shareholder identity for no shorter than 7 years after the applicable account has been closed, unless a longer period is required by applicable law.

(b)      Retain records for shareholder financial transactions, such as purchases, redemptions, transfers, and exchanges, and non-financial transactions, such as account information changes including address and beneficiary changes, and other account related documentation in either hard copy form or electronically for periods of no shorter than 7 years, unless a longer period is required by applicable law.

(c)      Record shareholder account information changes, as requested, such as address changes and beneficiary changes.

(d)         Maintain call recordings for 3 years.

(e)      Review and research mail previously sent to shareholders and financial professionals which was returned by the postal service and update the shareholder account accordingly to account for returned mail status.

6.	Web Services

(a)       Provide a secure website through which shareholders can view/update account information and enter purchase and exchange transactions.

(b)    Assist the Trust with posting messaging on the Trading website login screen with product announcements and holiday information.

(c)        Respond to current and prospective direct shareholder emails, and route, as appropriate, other messages received through the “Contact Us” page at GuggenheimInvestments.com (or any successor site).

7.	Compliance Services

(a)    Perform services relating to the Trust’s compliance obligations with the following laws and regulations:

Sch. B-3

(1)      SEC Identity Theft Red Flags Rule (Monitoring shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting possible instances of identity theft to the Trust based on such program).

(2)     Rule 22c-2 (for the non-tradeable Series only and contingent upon MUIS being provided with the necessary information): in accordance with the Series’ Rule 22c-2 policy, monitor such Series for frequent trading; issue notifications regarding identified frequent trading; and provide related quarterly reporting to the Series.

(3)      Identify trades that were received and entered post-cutoff.

(4)      State Abandoned Property Laws: Work with a vendor who has been approved by the Trust to identify and remediate the potential unclaimed property risk of shareholders and perform filings in applicable jurisdictions as determined by the vendor.

8.	Blue Sky Administration

(a)       Assist blue sky administrator in the processing of daily Series sales per state, and reporting sales data for qualifying sales exemptions.

(b)       Provide data to the blue sky administrator for Series events for each registered state/territory.

9.	Fund Maintenance

(a)       Maintain Series parameters as per the instructions of the Series (such instructions must be in accordance with the prospectus and SAI).

(b)        Process corporate actions such as Series mergers, liquidations and splits.

(c)      Deliver notifications to intermediaries provided by the Trust on actions by the Trust or Series (e.g., distributions or splits), answering questions when received.

10.	Anti-Money Laundering Services

(a)       Verify shareholder identity in accordance with the Trust’s Program upon opening new accounts.

(b)      Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Trust’s AML Program.

(c)     Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

Sch. B-4

(d)      Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust.

11.	Financial Intermediaries Oversight Support

(a)	Assist in completing intermediary questionnaires outlining services and business rules as pertaining to MUIS.

(b)	Answer specific questions regarding MUIS’s transfer agent related services in selling agreements, as instructed by the Trust’s investment adviser.

12.	Telephone Service Center

(a)     Respond to all service-related telephone calls from shareholders, including (i) general and policy inquiries; (ii) product inquiries; (iii) shareholder transaction and maintenance requests.

(b)        Respond to advisor and broker telephone calls.

(c)        Maintain an Interactive Voice Response service to provide account and Series information.

(d)     Facilitating transfer of calls to the Trust’s sales desk for financial professionals, shareholders and intermediaries.

(e)     Perform quality control of all transaction-related telephone calls which exceed a certain monetary threshold.

13.	Lost Shareholders

(a)      MUIS shall perform such services as are required in order to comply with Rule 17AD-17 of the 1934 Act (the “Lost Shareholder Rule”), including but not limited to the following:

(1)      Documentation of search policies and procedures;

(2)      Execution of required searches;

(3)      Tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule;

(4)      Preparation and submission of data required under the Lost Shareholder Rule; and

Sch. B-5

(5)      Providing reporting to the Trust twice a year regarding search results.

14.	Miscellaneous Items

(a)      Assist with annual Series audits and provide Board reporting with respect to the number of shareholder positions and underlying assets, as well as statistics related to processing accuracy and call center service levels.

(b)      With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, and 403(b)(7) Plans (such accounts, “Retirement Accounts”), MUIS may provide or arrange for the provision of various services to the Retirement Accounts, which services may include custodial agent services such as account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

(c)      Process expense reimbursements from Series.

(d)     On an annual basis, MUIS will search the unclaimed property websites of certain US states using select keywords, each as agreed upon by the parties, for property belonging to the Series that may have been escheated. If such property is found on an applicable unclaimed property website, MUIS will report its findings to the Series and has no further obligation, including with respect to taking any steps to recover the property.

Sch. B-6